Exhibit 10.1

RESTRICTED STOCK UNIT GRANT AGREEMENT

(Employee)

[            ], 20

«Name»

Re:	Solera Holdings, Inc. Grant of Restricted Stock Unit

Dear «Name»:

Solera Holdings, Inc. (the “Company”) is pleased to advise you that, pursuant to the Company’s 2008 Omnibus Equity Incentive Plan (the “Plan”), the Company’s Compensation Committee has approved the issuance of restricted stock units, to you as set forth below (each an “RSU” and collectively, the “RSUs”). [This award of RSUs is intended to qualify as “performance-based compensation” within the meaning of Section 162(m) of the Code, and, accordingly is a Performance Award subject to Sections 9 and 10 of the Plan.] Each RSU is equivalent in value to one share of the Company’s Common Stock, par value $0.01 per share (the “Common Stock”), and will entitle you to receive from the Company, at the times set forth in this Agreement, one share of Common Stock[, together with any Dividend Equivalents (as defined below)] with respect thereto. Each RSU is subject to the terms and conditions set forth herein and in the Plan. Upon payment to the Company by you of the aggregate par value thereof, which payment shall be made within 10 days of the applicable vesting date, each share of Common Stock issued with respect to each RSU that vests on such vesting date shall be fully paid and nonassessable. Capitalized terms used herein but not defined herein shall have the meanings ascribed to such terms in the Plan.

Original Grant Date:	«Date»

Total Number of RSUs:	«RSUs»

Vesting Dates and Number of RSUs that shall vest:

[25% of the RSUs will vest on                      and an additional 6.25% of the RSUs will vest on each                     ,                     ,                      and                      thereafter until the RSUs are fully vested.

[The vesting of the RSUs is be subject to achievement of the following Performance Target as a condition precedent to vesting: [INSERT PERFORMANCE TARGET] (the “Performance Target”). If the Performance Target is achieved, then the RSUs will vest in accordance with the applicable vesting provisions set forth below; if the Performance Target is not achieved, then the RSUs will be forfeited and returned to the Plan. If the Performance Target is achieved, 25% of the RSUs will vest on                      and an additional 6.25% of the RSUs will vest on each                     ,                     ,                      and                      thereafter until the RSUs are fully vested. To the extent that on any Vesting Date such vesting would otherwise result in a fractional number of vested RSUs, such fractional RSUs shall not be considered vested at such time and the number of RSUs vesting on such Vesting Date will be rounded down to the nearest whole number of RSUs.

[Dividend Equivalents:	The RSUs will accumulate Dividend Equivalents. The Dividend Equivalents shall equal the dividends actually paid with respect to Company’s Common Stock during the vesting period while (and to the extent) the RSUs remain outstanding and unpaid. The Dividend Equivalents shall be deemed to have been reinvested in additional shares of Common Stock based on the Fair Market Value of a share of Common Stock on the dividend payment date. Dividend Equivalents will be credited on such additional shares. For purposes of determining the number of Dividend Equivalents accumulated and to be paid with respect any RSUs that become payable, the RSUs which are payable will be considered to have been outstanding from the Original Grant Date.]

1. Conformity with Plan. The grant of RSUs is intended to conform in all respects with, and is subject to all applicable provisions of, the Plan (which is incorporated herein by reference). Inconsistencies between this Agreement and the Plan shall be resolved in accordance with the terms of the Plan. By executing and returning the enclosed copy of this Agreement, you acknowledge your receipt of this Agreement and the Plan and agree to be bound by all of the terms of this Agreement and the Plan.

2. Rights of Participants. Nothing in this Agreement shall interfere with or limit in any way the right of the Company or its stockholders to terminate your duties as a director, officer, or employee at any time (with or without Cause), nor confer upon you any right to continue as a director, officer, or employee of the Company for any period of time, or to continue your present (or any other) rate of compensation.

3. Remedies. The parties hereto shall be entitled to enforce their rights under this Agreement specifically, to recover damages by reason of any breach of any provision of this Agreement and to exercise all other rights existing in their favor. The parties hereto acknowledge and agree that money damages would not be an adequate remedy for any breach of the provisions of this Agreement and that any party hereto may, in its sole discretion, apply to any court of law or equity of competent jurisdiction for specific performance and/or injunctive relief (without posting bond or other security) in order to enforce or prevent any violation of the provisions of this Agreement.

4. Successors and Assigns. Except as otherwise expressly provided herein, all covenants and agreements contained in this Agreement by or on behalf of any of the parties hereto shall bind and inure to the benefit of the respective successors and permitted assigns of the parties hereto whether so expressed or not.

5. Severability. Whenever possible, each provision of this Agreement shall be interpreted in such manner as to be effective and valid under applicable law, but if any provision of this Agreement is held to be prohibited by or invalid under applicable law, such provision shall be ineffective only to the extent of such prohibition or invalidity, without invalidating the remainder of this Agreement.

6. Counterparts. This Agreement may be executed simultaneously in two or more counterparts, each of which shall constitute an original, but all of which taken together shall constitute one and the same Agreement.

7. Descriptive Headings. The descriptive headings of this Agreement are inserted for convenience only and do not constitute a part of this Agreement.

8. Governing Law. THE VALIDITY, CONSTRUCTION, INTERPRETATION, ADMINISTRATION AND EFFECT OF THE PLAN, AND OF ITS RULES AND REGULATIONS, AND RIGHTS RELATING TO THE PLAN AND TO THIS AGREEMENT, SHALL BE GOVERNED BY THE SUBSTANTIVE LAWS, BUT NOT THE CHOICE OF LAW RULES, OF THE STATE OF DELAWARE.

9. Notices. All notices, demands or other communications to be given or delivered under or by reason of the provisions of this Agreement shall be in writing and shall be deemed to have been given when delivered personally or mailed by certified or registered mail, return receipt requested and postage prepaid, to the recipient. Such notices, demands and other communications shall be sent to you at the address appearing on the first page of this Agreement and to the Company at Solera Holdings, Inc., 15030 Avenue of Science, San Diego, CA 92128 Attn: Chief Financial Officer, or to such other address or to the attention of such other person as the recipient party has specified by prior written notice to the sending party.

10. Entire Agreement. This Agreement and the terms of the Plan constitute the entire understanding between you and the Company, and supersede all other agreements, whether written or oral, with respect to your RSUs.

SIGNATURE PAGE TO RESTRICTED STOCK GRANT AGREEMENT

Please execute the extra copy of this Agreement in the space below and return it to the Chief Financial Officer at Solera Holdings, Inc. to confirm your understanding and acceptance of the agreements contained in this Agreement.

Very truly yours,

SOLERA HOLDINGS, INC.

By:

Name:

Title:

Enclosures:	1.	Extra copy of this Agreement
	2.	Copy of the Plan

The undersigned hereby acknowledges having read this Agreement and the Plan and hereby agrees to be bound by all provisions set forth herein and in the Plan.

Dated as of

«Name»